CERTIFICATE OF DECREASE

OF

SHARES DESIGNATED

AS

SERIES 3-A CONVERTIBLE PREFERRED STOCK

          Vsource, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          That a Certificate of Designations, Preferences and Rights of said corporation's Series 3-A Convertible Preferred Stock was filed in said office of the Secretary of State on June 20, 2001.

          That the Board of Directors of said corporation by the unanimous written consent of its members, filed with the minutes of the Board, on June 29, 2005 duly adopted a resolution authorizing and directing a decrease in the number of shares designated as Series 3-A Convertible Preferred Stock of the corporation, from 500,000 shares to zero shares, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware. The 500,000 shares were returned to the status of undesignated shares of said corporation's Preferred Stock.

          IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Dennis M. Smith, its Chief Executive Officer, this 29th day of June, 2005

Dennis M. Smith Chief Executive Officer Vsource, Inc.